Exhibit 99.1
EBIX COMPLETES ACQUISITION OF ATLANTA
BASED, LEADING HEALTH TECHNOLOGY
SERVICES COMPANY A.D.A.M.
•	Ebix Expects the Merger to be Immediately Accretive and Generate 15 cents of Additional Diluted EPS in Year One
ATLANTA, GA — February 8, 2011 — Ebix, Inc. (NASDAQ: EBIX or the “Company”), a leading international supplier of On-Demand software and E-commerce services to the insurance industry, today announced the closing of the merger of Atlanta based A.D.A.M., Inc. (NASDAQ: ADAM), with a wholly owned subsidiary of Ebix. The completion of the transaction helps Ebix to further strengthen its Exchange channel in the Health information and services areas for Employers, Benefit Brokers, Hospitals, Search Engines, Media, Healthcare Organizations, Brokers and insurance carriers. The acquisition is expected to be accretive for Ebix shareholders both in the short and long term.
Under the terms of the merger agreement, ADAM shareholders will receive, at a fixed exchange ratio, 0.3122 shares of Ebix common stock for every share of ADAM common stock. In a special shareholder meeting, ADAM shareholders overwhelmingly supported the merger with 99.4% of the total ADAM shareholders’ votes cast approving the issuance of shares in the merger. As of the close of trading on February 7, 2011, ADAM’s stock no longer trades on the NASDAQ stock market.
In the aggregate, Ebix will pay approximately $944 thousand in cash for unexercised options and issue approximately 3,650,914 shares of Ebix Common Stock pursuant to the merger. This issuance of shares will increase the combined Ebix diluted share count to approximately 42,068,000 shares of Ebix Common stock. The Company also reported that no ADAM options or warrants were left in the business after closing.
The Company also disclosed that —
•	ADAM has already paid for all the bank debt, as per terms of the merger agreement.

•	All legal and investment banking fees have already been paid for, pursuant to the agreement.

•	ADAM cash acquired by Ebix after completion was approximately $5.6 million.
Complementary Strengths and Synergies
The merger of Ebix and A.D.A.M. unites two Atlanta based software services Companies with complementary services in the health information and insurance services sectors. Key business strengths of the combination include:
•	Health information exchange that puts the power of various consumer health products and over 18,000-search engine optimized assets to work on hospital websites across the world.

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End-to-end health and employee benefit software services on an SAAS based On-Demand Platform that integrates all functions ranging from benefit portals, enrollment, claims adjudication, accounting, broker systems, cobra, hour-glass banking to the entire back end processing of a health insurance transaction.

•	Top rated, proven e-Learning solutions recognized for ease-of-use, flexibility and scalability.

•	A world-class service and support organization benefiting from the best practices and infrastructure investments of both companies.

•	A stronger presence in the health information and insurance markets utilizing Ebix’s international footprint.

•	Cross-selling opportunities to sell each other’s complementary services to existing clients of the two companies.

•	Both companies have strong recurring revenue streams, with the merger creating a strong combined business with 75% plus recurring revenue streams.

•	Both companies are based in Atlanta, which makes the integration exercise a more efficient and cost synergies even more feasible.

•	With all options being paid for, any variable expenses related to such instruments will not be there in the Combined Company.

•	With A.D.A.M. merging into Ebix, substantial cost synergies on account of public company costs are likely to be achieved.

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Other Cost Synergies on account of seamless tight integration across the companies are likely to result in the Combined Company adding 15 cents or more in additional diluted EPS over the next 12 months after closing.

About Ebix, Inc.
A leading international supplier of On-Demand software and E-commerce services to the insurance industry, Ebix, Inc., (NASDAQ: EBIX) provides end-to-end solutions ranging from infrastructure exchanges, carrier systems, agency systems and BPO services to custom software development for all entities involved in the insurance industry.
With 30+ offices across Brazil, Singapore, Australia, the US, New Zealand, India and Canada, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance while conducting tens of billions in insurance premiums on its platforms. Through its various SaaS-based software platforms, Ebix employs hundreds of insurance and technology professionals to provide products, support and consultancy to thousands of customers on six continents. Ebix’s focus on quality has enabled it to be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM). Ebix has also earned ISO 9001:2000 certification for both its development and BPO units in India. For more information, visit the Company’s website at www.ebix.com
About A.D.A.M., Inc.
A.D.A.M. has been a leading provider of consumer health information and benefits technology solutions to healthcare organizations, benefits brokers, employers, consumers, and educational institutions. A.D.A.M. health and benefits solutions engage consumers to better understand their health, wellness and benefits choices, and provide the tools to help them make personalized health and benefits decisions, while helping healthcare organizations and employers reduce the costs of healthcare and benefits administration. For more information, visit www.adam.com

Information Concerning Forward Looking Statements
In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Forward-looking statements relating to the proposed merger include, but are not limited to: statements about the benefits of the proposed merger involving Ebix and A.D.A.M., including future financial and operating results; Ebix’s and A.D.A.M.’s plans, objectives, expectations and intentions; the expected timing of completion of the transaction; and other statements relating to the merger that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements. Additional risks and uncertainties are identified in A.D.A.M.’s Form 10-K for the fiscal year ended December 31, 2009, Ebix’ Form 10-K for the fiscal year ended December 31, 2009 and each company’s other filings with the SEC which available at the SEC’s website at www.sec.gov. Forward-looking statements included in this release speak only as of the date of this release. Neither Ebix nor A.D.A.M. undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release.
CONTACT:
Neil Van Helden
678-242-2824 or Neil.vanHelden@Ebix.com
Aaron Tikkoo, IR
678 -281-2027 or atikkoo@ebix.com